Exhibit 12.1

EOP Partnership and Equity Office Properties Trust and
EOP Partnership Predecessors and Equity Office Predecessors
Statements Regarding Computation of Ratios of Earnings to Fixed Charges
(Dollars in thousands)

	EOP Partnership and	EOP Partnership and	EOP Partnership and
	Equity Office	Equity Office	Equity Office
	for the Year Ended	for the Year Ended	for the Year Ended
	December 31, 2000	December 31, 1999	December 31, 1998

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate and extraordinary items	$446,617	$418,569	$371,175

Plus Taxes	2,719	654	1,664

Plus Fixed Charges:

Interest expense	525,787	413,995	338,611
Capitalized interest	14,764	18,030	15,077
Loan amortization cost	9,746	4,693	6,404

Fixed charges	550,297	436,718	360,092

Plus amortization of capitalized interest	1,057	522	380
Plus distributed income of investments in unconsolidated joint ventures	57,778	14,389	17,526

Less capitalized interest	(14,764)	(18,030)	(15,077)

Earnings	$1,043,704	852,822	$735,760

Fixed Charges:
Interest expense	$525,787	$413,995	$338,611
Capitalized interest	14,764	18,030	15,077
Loan amortization cost	9,746	4,693	6,404

Fixed Charges	$550,297	$436,718	$360,092

Ratio of earnings to fixed charges	1.90	1.95	2.04

[Additional columns below]

[Continued from above table, first column(s) repeated]

		EOP Partnership	EOP Partnership
		Predecessors and	Predecessors and
	EOP Partnership and	Equity Office	Equity Office
	Equity Office	Predecessors	Predecessors
	for the period from	for the period from	Combined Historical
	July 11, 1997 through	January 1, 1997 through	for the Year Ended
	December 31, 1997	July 10, 1997	December 31, 1996

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate and extraordinary items	$92,578	$48,103	$68,080
Plus Taxes	200	900	1,375

Plus Fixed Charges:
Interest expense	76,675	80,481	119,595
Capitalized interest	1,890	3,699	4,640
Loan amortization cost	4,178	2,771	4,275

Fixed charges	82,743	86,951	128,510

Plus amortization of capitalized interest	89	97	—
Plus distributed income of investments in unconsolidated joint ventures	3,348	3,675	1,688
Less capitalized interest	(1,890)	(3,699)	(4,640)

Earnings	$177,067	$136,027	$195,013

Fixed Charges:
Interest expense	$76,675	$80,481	$119,595
Capitalized interest	1,890	3,699	4,640
Loan amortization cost	4,178	2,771	4,275

Fixed Charges	$82,743	$86,951	$128,510

Ratio of earnings to fixed charges	2.14	1.56	1.52